Exhibit 11.1

Securities Dealing Policy

Telix Pharmaceuticals Limited

Adopted by the Board effective on 12 December 2024

Table of Contents

1	Purpose and Objectives	3

2	Policy Application	3

3	Insider Trading	4

3.1	Insider trading prohibition	4
3.2	Inside Information and other relevant terms	4
3.3	Inside Information however obtained	5
3.4	Extra-territorial application	5
3.5	Not limited to Telix information	6
3.6	Front Page Test	6

4	Other prohibitions	6

4.1	No short-term or speculative dealing	6
4.2	No hedging of Telix Securities	6
4.3	No dealing in Blackout Periods	7
4.4	No margin lending	7
4.5	No dealing in financial products issued over Telix Securities by third parties	7

5	Exemptions	7

5.1	Exemption for participation in Telix employee equity plans or similar schemes	7
5.2	Other exemptions - exceptional circumstances	8
5.3	Other exemptions - excluded dealings	8

6	Restricted Persons: additional restrictions and responsibilities	9

6.1	Restricted Persons only to trade in Trading Windows	9
6.2	Connected Persons	9
6.3	Prior notification	9
6.4	Confirmation of trade required	9
6.5	Trading Window exemptions	10

7	Penalties	10

7.1	Consequences for breaches of this Policy	10

8	Obligation of confidentiality	10

9	Awareness and training	10

10	Who should I contact?	10

11	Review	11

12	Recent Change Summary	11

1	Purpose and Objectives

As a public company, Telix Pharmaceuticals Limited (Telix) is bound by applicable laws, regulations and Listing Rules governing the conduct for buying, selling and otherwise dealing in Telix Securities. The purpose of this Securities Dealing Policy (Policy) is to:

(a)
explain the types of conduct in dealing in Telix Securities that are prohibited under the Corporations Act 2001 (Cth) (Corporations Act) and the U.S. Securities Exchange Act of 1934, as amended, (U.S. Securities Exchange Act) and to whom such prohibitions apply; and

(b)
establish a best practice procedure for the buying and selling of Telix Securities that protects Telix and its worldwide affiliates or its related bodies corporate (together, the Group), its directors, officers and employees of the Group and the trading of Telix Securities.

2	Policy Application

2.1	Scope

Telix aims to achieve the highest possible standards of corporate conduct and governance and to comply with all applicable laws, regulations and Listing Rules with respect to securities dealing and to avoid insider trading or other prohibited securities dealing practices.

This Policy applies worldwide to all operating companies of Telix, its directors, officers, executive and senior management, and other employees (Employees) as well as Telix’s consultants, contractors, vendors, collaboration partners or advisors, acting on behalf of Telix or the Group with access to Inside Information (Partners).

2.2	Definitions

For the purposes of this Policy, the following definitions apply:

Approver has the meaning set out in section 5.2 of this Policy.

Board means the Telix Board of Directors.

Blackout Period has the meaning set out in section 4.3 of this Policy.

Connected Persons has the meaning set out in section 6.2 of this Policy.

Employees has the meaning set out in section 2.1 of this Policy.

ESPP has the meaning set out in section 5.1 of this Policy.

Front Page Test has the meaning set out in section 3.6 of this Policy.

Group has the meaning set out in section 1 of this Policy.

Inside Information has the meaning in section 3.2 of this Policy.

Listing Rules means listing rules of ASX Limited, the Nasdaq Stock Market and the Singapore Exchange (as applicable).

Partner has the meaning set out in section 2.1 of this Policy.

Restricted Persons have additional restrictions and responsibilities, which are set out in this Policy. Certain aspects of this Policy apply only to Restricted Persons. For the purposes of this Policy, Restricted Persons are:

(a)	each Director of Telix;

(b)	the Group Company Secretary of Telix;

(c)	each member of the Telix Group Executive Team and the Global Leadership Forum and their respective direct reports;

(d)	any other Employee who is one of the Group’s key management personnel; and

(e)	any other Employee or Partner designated by the Group Company Secretary from time to time.

Telix means Telix Pharmaceuticals Limited.

Telix Securities means shares, American Depositary Shares representing shares, and other instruments considered to be a security for the purposes of the Corporations Act or Listing Rules. The definition of a security is complex and includes not only ordinary shares but also options, performance share appreciation rights and rights over ordinary shares, as well as exchange traded options and warrants.

Telix Share Plan Derivative has the meaning set out in section 5.1 of this Policy.

Trading Window has the meaning set out in section 6.1.

3	Insider Trading

3.1	Insider trading prohibition

Employees and Partners must comply with the law at all times when they are in possession of Inside Information. In particular, Employees and Partners must not engage in insider trading. This means that an Employee or Partner who possesses Inside Information in relation to Telix Securities or another entity’s securities must not:

(a)	apply for, acquire or dispose of those securities, or agree to do so; or

(b)	procure, encourage, incite or induce any other person (for example, a family member, friend, or family) to do any of the above things; or

(c)
directly or indirectly communicate the Inside Information to any other person, if the Employee or Partner knows or ought reasonably to know that the other person may use the information to do any of the above things.

These restrictions apply to anything the Employee or Partner does on their own behalf, or on behalf of another person. These restrictions also apply to another person doing things on the Employee’s or Partner’s behalf. For example, if a family member acquires Telix Securities for an Employee or Partner while they are in possession of Inside Information in relation to those Securities, then the Employee or Partner may face insider trading liability.

3.2	Inside Information and other relevant terms

Inside Information is information that:

(a)	is not generally available to the market; and

(b)	if it were generally available to the market, a reasonable person would expect it to have a material effect (upwards or downwards) on the price or value of a security.

Information is generally available if it:

(a)	consists of readily observable matters or deductions;

(b)
has been brought to the attention of investors through an announcement to a relevant exchange or otherwise similarly brought to the attention of investors who commonly invest in securities and a reasonable period has elapsed since it was announced or brought to investors’ attention; or

(c)	consists of deductions, conclusions or inferences made or drawn from information referred to in paragraphs (a) and (b).

Examples of readily observable matters are:

(a)	a change in legislation which will affect Telix’s ability to make certain types of investments; or

(b)	a severe downturn in global securities markets.

Information is regarded as being likely to have a material effect if it would, or would be likely to, influence persons who commonly invest in securities or other traded financial products in deciding whether or not to deal in the security.

Inside Information may include matters of supposition, matters that are not yet certain and matters relating to a person’s intentions.

Some examples which may constitute Inside Information include:

(a)	Telix’s financial performance;

(b)	Telix considering a major acquisition or disposal of assets, or a takeover or merger;

(c)	an undisclosed significant change in Telix’s market share;

(d)	undisclosed material operational or regulatory developments;

(e)	changes in the capital structure of Telix, including proposals to raise additional equity or increase debt;

(f)	major new initiatives or proposed changes in the nature of the business of Telix;

(g)	changes to the Board or significant changes in key management personnel;

(h)	likely entry into (or loss of) a material contract or government approval;

(i)	likely receipt of grant (or decline) of a marketing authorization approval by a regulatory agency;

(j)	a proposed dividend or other distribution or a change in dividend policy; or

(k)	a material claim against Telix or other unexpected liability.

3.3	Inside Information however obtained

It does not matter how or in what capacity a person becomes aware of the Inside Information. Information does not have to be obtained from Telix to constitute Inside Information.

3.4	Extra-territorial application

Under the Corporations Act, the prohibition against insider trading applies to acts within Australia and acts outside Australia that involve the securities of companies that are Australian or do business in Australia.

The law against insider trading applies to conduct relating to dealing in Telix Securities which occurs outside Australia and within Australia.

In Australia and the United States, insider trading can result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a company, or imprisonment.

3.5	Not limited to Telix information

The prohibition against insider trading applies to Inside Information held by an Employee or a Partner in respect of another company’s securities, as well as to Inside Information relating to Telix Securities.

In the course of performing their duties as an employee of Telix, Employees and Partners may obtain inside information relating to another company in a variety of circumstances. Examples include, but are not limited to the following:

(a)	another company may provide inside information about itself to Telix in the course of a proposed transaction;

(b)	another company with which Telix is dealing may provide inside information about a third party; or

(c)	information concerning Telix or actions which may be taken by Telix (i.e.. a planned transaction or strategic change) could reasonably have an effect on a third party.

3.6	Front Page Test

It is important that public confidence in the Group is maintained. It would be damaging to the Group’s reputation if the market or the general public perceived that Employees or Partners might be taking advantage of their position in the Group to make financial gains (by dealing in securities on the basis of Inside Information).

As a guiding principle, Employees or Partners should ask themselves:

If the market was aware of all the current circumstances, could I be perceived to be taking advantage of my position in an inappropriate way? How would it look if the transaction were reported on the front page of the newspaper? (Front Page Test).

If the Employee or Partner is unsure, they should consult the Group Company Secretary or the Group General Counsel.

Where any approval is required for a dealing under this Policy, approval will not be granted where the dealing would not satisfy the Front Page Test.

4	Other prohibitions

4.1	No short-term or speculative dealing

No Employee or Partner may deal in Telix Securities for short-term gain. Short-term trading includes buying and selling Telix Securities on market within a three-month period, and entering into other short-term dealings (for example, forward contracts).

4.2	No hedging of Telix Securities

Hedging includes entering into arrangements that operate to limit the economic risk associated with holding Telix Securities. Telix Securities acquired under an equity incentive plan operated by the Group must never be hedged prior to vesting. Telix Securities must never be hedged while they are subject to a holding lock or restriction on dealing under the terms of an equity incentive plan operated by the Group.

4.3	No dealing in Blackout Periods

There are certain periods in the year where Employees and Partners must not deal in Telix Securities due to the proximity of those periods to the release of Telix’s financial or trading results - and therefore a heightened risk of actual or perceived insider trading (Blackout Periods).

Employees or Partners are restricted from trading in Telix Securities during the Blackout Periods.

Blackout Periods are set out below. Note that even when a Blackout Period is not operating, Employees or Partners may be prevented from dealing in Telix Securities by applicable insider trading laws.

Employees and Partners are responsible for complying with the law at all times.

Event	Blackout Period
Release of Full Year Results	From the close of trading on the ASX on 31 December each year until the start of trading on the day following the release.
Release of Half Year Results	From the close of trading on the ASX on 30 June each year until the start of trading on the day following the release.
Any other period that the Board specifies from time to time.

An existing buy or sell order which has not been completed by the commencement of a Blackout Period must immediately be notified to the Group Company Secretary.

4.4	No margin lending

Employees and Partners must not engage in margin lending or other secured financing arrangements over Telix Securities.

4.5	No dealing in financial products issued over Telix Securities by third parties

Employees and Partners must not deal at any time in financial products such as derivatives, options, warrants, futures, forward contracts, swaps, contracts for difference or other financial products issued or created over or associated with Telix Securities by third parties such as banks and other institutions. An exception applies where Telix Securities form a component of a listed portfolio or index product.

5	Exemptions

5.1	Exemption for participation in Telix employee equity plans or similar schemes

The restriction in section 4.3 does not apply to:

(a)
participation in a Telix employee equity incentive plan. However, where Telix Securities granted under such a plan cease to be held under the terms of that plan, any dealings in those Telix Securities must only occur in accordance with this Policy. The exercise of any option, warrant, right or any other class of convertible security issued under a Telix employee equity plan (Telix Share Plan Derivative) should only occur outside of the Blackout Periods, unless otherwise approved by the Board (or delegate). In addition, the exercise of any Telix Share Plan Derivative must only occur when the Employee is not in possession of Inside Information. Dealings with shares issued on exercise or conversion of any Telix Share Plan Derivative are always subject to this Policy.

(b)
purchases of ordinary shares or American Depositary Shares through periodic, automatic payroll contributions to a Company employee share purchase plan (ESPP). However, electing to enroll in an ESPP, making any changes in elections under an ESPP or terminating contributions under an ESPP are not permitted during a Blackout Period or while the Employee is in possession of Inside Information. In addition, any ordinary shares or American Depositary Shares issued under an ESPP are subject to this Policy.

5.2	Other exemptions - exceptional circumstances

In exceptional circumstances, Employees and Partners may be given prior written clearance to dispose of (but not acquire) Telix Securities where they would otherwise be restricted by this Policy due to the application of a Blackout Period.

Exceptional circumstances may include severe financial hardship, a requirement under a court order, court enforceable undertaking or other legal or regulatory requirement (for example, a family law settlement).

Approval to dispose of Telix Securities will only be considered if the application is in the form specified by Telix from time to time and is accompanied by:

(a)	details of the proposed dealing including the number of Telix Securities to be disposed and date for executing the proposed dealing;

(b)	confirmation that the Employee or Partner is not in possession of Inside Information in relation to Telix Securities; and

(c)	sufficient evidence (in the opinion of the person providing clearance) that the disposal is the most reasonable course of action available in the circumstances.

All requests must be sent via the Group Company Secretary. Applications will be considered by the Group CEO (in the case of Restricted Persons or their Connected Persons other than Directors); the Chairperson of the Board (in the case of the Group CEO or other Directors or their Connected Persons); or the Chair of the Audit and Risk Committee (in the case of the Chairperson of the Board or their Connected Persons) (Approver).

The Approver has sole discretion to decide whether or not exceptional circumstances exist and approval should be granted. The Approver may withdraw approval if new information comes to light.

Any approved dealing must occur within two business days following approval (or such other time specified in the approval). The requester must send the Group Company Secretary confirmation in writing once the dealing has occurred, specifying the number of securities affected and the relevant parties to the dealing (to the extent known).

5.3	Other exemptions - excluded dealings

Without affecting the obligation of Employees, Partners and/or their Connected Persons to ensure they comply at all times with insider trading laws, the Policy does not apply to the following categories of trades:

(a)	acquisition of Telix Securities through a dividend reinvestment plan;

(b)	acquisition of Telix Securities through a share purchase plan available to all shareholders;

(c)	acquisition of Telix Securities through a rights issue or other pro rata entitlement offer available to all shareholders;

(d)	disposal of Telix Securities through the acceptance of a takeover offer, scheme of arrangement or equal access buy-back;

(e)	dealings that result in no effective change to the beneficial interest in Telix Securities; and

(f)
trading under a pre-approved non-discretionary trading plan, where the Employee did not enter into the plan or amend the plan during a Blackout Period, the plan does not permit the Employee to exercise any influence or discretion in relation to trading under the plan, and the plan cannot be cancelled during a Blackout Period or while the Employee is in possession of Inside Information.

Telix may require additional terms or restrictions for pre-approved non-discretionary trading plans in compliance with applicable laws, including the Corporations Act and the U.S. Securities Exchange Act.

6	Restricted Persons: additional restrictions and responsibilities

6.1	Restricted Persons only to trade in Trading Windows

Restricted Persons may only trade in a notified trading window (Trading Window). Trading Windows are considered and approved by the Board. Notification of a Trading Window will be made by the Group Company Secretary via email and will detail the window timing and other restrictions or instructions as approved by the Board.

As the Board may vary, suspend or terminate (conditionally or unconditionally) a Trading Window at any time, Restricted Persons must not assume that a Trading Window is open in the absence of notification.

When dealing in Telix Securities on market at the market price, orders can be placed until market-close on the last day of a Trading Window. Dealings involving conditional orders being placed during a Trading Window (e.g. a specified, minimum sell or maximum purchase price or a stop-loss instruction) that are not executed during the Trading Window are in breach of this Policy.

6.2	Connected Persons

Restricted Persons must take appropriate steps to ensure that their Connected Persons only deal in Telix Securities in circumstances where the Restricted Person to whom they are connected would be permitted to deal under this Policy. For example, by obtaining clearance in accordance with this Policy in respect of the Connected Person’s dealings.

Connected Persons are:

(a)
a family member who may be expected to influence, or be influenced by, the Restricted Person in his or her dealings with Telix or Telix Securities (this may include the Restricted Person’s spouse, partner and children, the children of the Restricted Person’s partner, or dependents of the Restricted Person or the Restricted Person’s partner); and

(b)	a company or any other entity which the Restricted Person has an ability to control.

If relevant, a Restricted Person must:

(c)	inform their Connected Persons about this Policy: and

(d)	communicate on behalf of their Connected Persons in relation to requests for approval.

If you are in doubt as to whether a person is a Connected Person and the application of this Policy to them, you should contact the Group Company Secretary who will make a determination on the issue.

6.3	Prior notification

Restricted Persons must notify the Chairperson of the Board and the Group Company Secretary (in the case of directors) or the Group Company Secretary (in the case of other Restricted Persons) prior to the commencement of any trade, including in respect of any of their Connected Persons.

6.4	Confirmation of trade required

Each Restricted Person must notify the Group Company Secretary of Telix as soon as practicable after any dealing in Telix Securities (including by their Connected Persons). This is to assist Telix to comply with its disclosure obligations under the Corporations Act, the U.S Securities Exchange Act, the Listing Rules, the U.S. federal securities laws and related compliance policies.

6.5	Trading Window exemptions

Restricted Persons and their Connected Persons may apply for a Trading Window exemption to deal in Telix Securities outside a Trading Window in exceptional circumstances. The procedure set out in section 5.2 should be followed.

7	Penalties

7.1	Consequences for breaches of this Policy

It is each Employee or Partner’s responsibility (not Telix’s) to ensure that they and, where applicable, their Connected Persons do not do any of the things prohibited by insider trading laws.

The consequences for breach of these laws can include both civil and criminal penalties, including imprisonment. This prohibition against insider trading applies to all Employees and Partners at all times, including outside of Blackout Periods and other ad-hoc restriction periods, and overrides all other provisions of this Policy, including any consent or approval to trade which may be granted under this Policy.

It is important to note that international securities regulators, for example the US Securities Exchange Commission (SEC) and the European Securities and Markets Authority (ESMA) have authority in their own jurisdictions to commence investigations and/or proceedings relating to insider trading by residents living in their jurisdiction.

Breaches of this Policy will be regarded by Telix as serious misconduct. In addition to the consequences applicable under law, Employees or Partners who fail to adhere to the requirements of this policy may face disciplinary action, including suspension or termination of employment, forfeiture of securities issued under any equity incentive plan of the Group, and/or exclusion from participating in any equity incentive plan of the Group.

8	Obligation of confidentiality

In addition to the obligation at law not to communicate Inside Information to another person, Employees or Partners have a duty of confidentiality to the Telix Group in relation to any confidential information of which they become aware in the performance of their duties. Where it is necessary to provide confidential information regarding the Telix Group or its business generally to a third party, then it is important to ensure that the third party is bound by a confidentiality agreement (or other such confidentiality obligations) with respect to their use of that information.

9	Awareness and training

The highest standards of corporate conduct are critical to the reputation of Telix. The Group Company Secretary is responsible to ensure appropriate training and processes are in place across the Group to promote awareness and compliance with this Policy. A copy of this Policy will be available on Telix’s website. It will be distributed to all Telix Employees as part of employment induction and at regular intervals thereafter.

10	Who should I contact?
Any person who becomes aware of an actual or potential breach of this Policy should immediately report it to the Group Company Secretary or the Group General Counsel.

Employees should also contact the Group Company Secretary if they are unsure about whether it is acceptable to deal or communicate with others in relation to Telix Securities or other securities or if they have any other queries about this Policy.

Telix encourages its Employees and Partners to seek their own professional advice before dealing in Telix Securities.

11	Review

The Board will review and update this Policy as required but at a minimum on an annual basis.

12	Recent Change Summary

Effective Date	Summary of Change	Author	Approval
31 August 2017	New Policy	Company Secretary	Approved by the Board
11 April 2022	Updated for changes in law and business since last update	Company Secretary	Approved by the Board
29 May 2023	Updated to clarify extension of application of policy to Connected Persons and changes in business since last update	Group Company Secretary	Approved by the Board
22 August 2024	Updated to current blackout periods following ASX relief from quarterly reporting in accordance with Listing Rules 4.7B and 4.7C	Group Company Secretary	Approved by the Board
13 November 2024	Updated to incorporate Nasdaq and SEC requirements following Telix’s listing on Nasdaq	Group Company Secretary	Approved by the Board
12 December 2024	Updated to include required references to and requirements of the employee share purchase plan	Group Company Secretary	Approved by the Board